Exhibit 10.32
PART-TIME EMPLOYMENT AGREEMENT
THIS PART-TIME EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of January 1, 2021 (“Effective Date”) by and between BioMarin Pharmaceutical Inc., a Delaware corporation (the “Company”) and Robert A Baffi, Ph.D. (“Employee”).
WHEREAS, Employee currently serves as Senior Advisor to the Company, a full-time position, pursuant to the Amended and Restated Employment Agreement by and between the Company and Employee, dated June 10, 2015 (the “2015 Employment Agreement”);
WHEREAS, Employee desires to retire from his full-time position with the Company and terminate the 2015 Employment Agreement; and
WHEREAS, the Company desires to continue to employ Employee on a part-time basis as set forth below, and Employee desires to accept such part-time employment with the Company.
NOW THEREFORE, for good and valuable consideration (the receipt and adequacy of which are hereby acknowledged and agreed) the parties hereby covenant and agree as follows:
1.Termination of the 2015 Employment Agreement. As of the Effective Date, the 2015 Employment Agreement shall terminate pursuant to Employee’s election under Section 6(a) of the 2015 Employment Agreement (At-Will Employment). Employee shall not be entitled to the Severance Benefits (as such term is defined in the 2015 Employment Agreement) or any other compensation or benefits under the 2015 Employment Agreement.
2.Title; Duties. The Company hereby employs the Employee on a part-time basis as Senior Advisor (“Title”) to perform such duties consistent with his Title and position as may be determined and assigned to Employee by the Company’s Chief Executive Officer (“CEO”), including, without limitation, the following duties:
(a)consult the Company’s senior executives, including without limitation, the Company’s CEO; Executive Vice President, Chief Technical Officer (“CTO”); President, Worldwide Research & Development (“President, WWRD”); and others on matters that you may be asked to provide strategic input;
(b)assist with specific internal projects at the request of the Company’s CEO CTO, or President, WWRD;
(c)advise the Company regarding business development opportunities and transactions as directed by the CEO or Group Vice President, Business Development;
(d)at the request of the Company’s CEO, CTO or the President, WWRD, participate in industry and regulatory groups and advisory committees; and
(e)prepare a written history of the Company’s Technical Operations (TOPS) department and gene therapy manufacturing efforts for future publication by the Company.
The Employee may generally perform his duties remotely from his home office in Florida, provided that Employee acknowledges that his job duties may require occasional travel depending on the tasks involved.
3.Time and Effort. The Employee agrees to devote a reasonably appropriate amount of his professional employment time and effort to the performance of his duties as Title and to perform such other duties consistent with his Title and position as are reasonably assigned Employee from time to time by the CEO.
4.Term. The Company agrees to employ the Employee in accordance with the terms of this Agreement, which terms shall be effective commencing on the Effective Date and continuing thereafter until December 31, 2021 or earlier if terminated pursuant to Section 6 hereof (the “Term”).
5.Compensation; Benefits.

(a)Base Salary. For all the services to be rendered by the Employee in any capacity hereunder, the Company agrees to pay the Employee a base salary (“Base Salary”) of two hundred thousand dollars ($200,000.00) per annum. Base Salary shall be payable in approximately equal installments in accordance with the Company’s customary payroll practices. The foregoing annual compensation amount may be, from time to time, adjusted above the Base Salary specified above by action of the CEO. In the event the Base Salary is adjusted upward by the CEO, such adjusted amount will be deemed to be the new Base Salary.
(b)Annual Bonus. The Employee shall not be entitled to participate in the Company’s generally applicable employee bonus program.
(c)ESPP; Stock Options and Restricted Stock Units. Employee can continue to participate in the Company’s Employee Stock Purchase Plan (ESPP) in accordance with the Company’s customary practices. Employee was previously granted options to purchase certain shares of the Company’s common stock and certain restricted stock units (“RSUs”). Nothing herein shall affect any stock options or RSUs previously granted to the Employee which shall continue to be governed by the applicable agreements and governing equity plans.
(d)Benefits Plans. During the Term, the Employee and his spouse shall continue to participate fully in all insurance benefit plans and programs (including, without limitation, medical, dental and vision insurance) pursuant to the terms of such plans or programs. The Company shall pay the premiums for such insurance benefit plans and programs on behalf of the Employee and his spouse. The Employee shall be responsible for any taxes on such insurance premium payments.
(e)Vacation. The Employee shall not be entitled to annual paid vacation time.
(f)Expenses. The Company shall reimburse the Employee for all reasonable and customary travel, business and entertainment expenses incurred in connection with the Employee’s performance of his services hereunder in accordance with the policies and procedures established by the Company and paid promptly after the Employee makes a request therefore and no later than the end of the calendar year following the calendar year in which the expenses were incurred by the Employee.
(g)Withholding. The amounts payable pursuant to this Agreement (including insurance premium payments) shall be subject to withholding for appropriate taxes, assessments or withholdings as required by applicable law.
6.At-Will Employment; Termination of Employment.
(a)At-Will Employment.     Employee’s employment with the Company under this Agreement is employment “at will.” The Employee may terminate Employee’s employment with Company at any time and for any reason whatsoever (or no reason) simply by notifying the Company. Likewise, the Company may terminate Employee’s employment at any time, with or without Cause (as such term is defined in the 2015 Employment Agreement), and with or without advance notice.
(b)Employment Termination. In the event of a termination of Employee’s employment at any time by the Employee for any reason whatsoever (or no reason) or by the Company for Cause, the Company shall be obligated only to pay the Employee the compensation due Employee up to the date of termination, all accrued, vested or earned benefits under any applicable benefit plan, and any other compensation to which the Employee is entitled under Section 5 up to and ending on the date of the Employee’s termination. If the Company terminates Employee’s employment without Cause (including in connection with a Change in Control (as such term is defined in the 2015 Employment Agreement)), then the Company shall be obligated to pay the Employee any unpaid Base Salary and the amount of unpaid insurance premium payments that would have been paid had the Employee’s employment not been terminated by the Company.
(c)Employee’s Disability. The Company shall be entitled, by providing written notice to the Employee, to terminate the Employee’s employment under this Agreement if the Employee shall become Disabled (as defined herein). Any delay or forbearance by the Company in exercising any such right to terminate this Agreement shall not constitute a waiver thereof. “Disabled” means such that Employee is unable to carry out his duties hereunder for four (4) consecutive calendar months or for a period aggregating one hundred twenty (120) days in any period of twelve (12) consecutive calendar months because of a physical or mental impairment.

(d)Employee’s Death. The Employee’s employment will immediately terminate upon the death of the Employee. The Employee’s surviving designated beneficiary, or, if none, the Employee’s estate, shall be entitled to receive the compensation due the Employee up to the date of the Employee’s death, all accrued, vested or earned benefits under any applicable benefit plan and any other compensation to which the Employee is entitled under this Agreement up to and ending on the date of the Employee’s death.
7.Compliance with Code Section 409A. If any amounts or benefits payable under this Agreement on account of Employee’s termination of employment constitute deferred compensation subject to Section 409A of the Code, no payments or benefits shall be paid or provided until Employee incurs a separation from service within the meaning of Treas. Reg. § 1.409A-1(h) from the Company and any entity that would be considered a single employer with the Company under Code Sections 414(b) or 414(c) (“Separation from Service”). If, at the time of Employee’s Separation from Service, the Employee is a “specified employee” (within the meaning of Code Section 409A and Treas. Reg. §1.409A-3(i)(2)), the Company will not pay or provide any “Specified Benefits” (as defined herein) during the six-month period (the “409A Suspension Period”) beginning immediately after the Employee’s Separation from Service. For purposes of this Agreement, “Specified Benefits” are any amounts or benefits that would be subject to Code Section 409A penalties if the Company were to pay them, pursuant to this Agreement, on account of the Employee’s Separation from Service.
This Agreement is intended to comply with (or be exempt from) Code Section 409A, and the Company shall have complete discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or otherwise conforms them to) the requirements of Code Section 409A. If, for any reason including imprecision in drafting, the Agreement does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, the provision shall be considered ambiguous and shall be interpreted by the Company in a fashion consistent herewith, as determined in the sole and absolute discretion of the Company. The Company reserves the right to unilaterally amend this Agreement without the consent of the Employee in order to accurately reflect its correct interpretation and operation, as well as to maintain an exemption from or compliance with Code Section 409A. Nevertheless, and notwithstanding any other provision of this Agreement, neither the Company nor any of its employees, directors, or their agents shall have any obligation to mitigate, nor to hold the Employee harmless from, any or all taxes (including any imposed under Code Section 409A) arising under this Agreement.
8.Choice of Law; Venue. This Agreement shall be construed and performed in accordance to the laws (but not the conflicts of laws) of the State of California. Venue of any proceeding shall be exclusively in the County of Marin in the foregoing state, and both parties consent and agree to such exclusive venue.
9.Arbitration.     To ensure rapid and economical resolution of any disputes which may arise under this Agreement, Employee and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach of this Agreement, Employee’s employment with the Company, or the termination of Employee’s employment from the Company, including but not limited to statutory claims, shall be resolved by confidential, final and binding arbitration conducted before a single arbitrator with JAMS, Inc. (“JAMS”) in San Francisco, California, in accordance with JAMS’ then-applicable arbitration rules, which can be found at http://www.jamsadr.com/rules-clauses/, and which will be provided to Employee upon request. The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. Employee will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. Nothing in this Agreement shall prevent either Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fees and any other fees or costs unique to arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
10.Notices. All notices provided for or permitted to be given pursuant to this Agreement must be in writing. All notices shall be given to the other party by personal delivery, overnight courier (with receipt signature), or facsimile transmission (with “answerback” confirmation of transmission), to the Company or the Employee at the Company’s principal executive offices if to the Company or to the residential address of the Employee as contained in

Employee’s personnel file if to Employee. Each such notice shall be deemed effective upon the date of actual receipt in the case of personal delivery, receipt signature in the case of overnight courier, or confirmation of transmission in the case of facsimile.
11.Entire Agreement; Amendment. This Agreement contains the sole and entire agreement of the parties and supersedes all prior agreements and understandings between the Employee and the Company and cannot be modified or changed by any oral or verbal promise or statement by whomsoever made; nor shall any written modification of it be binding upon the Company until such written modification shall have been approved in writing by the CEO.
12.Waiver; Consent. In the event any term or condition contained in this Agreement should be breached by any party and thereafter waived or consented to by the other party, which waiver or consent must be effectuated by a written instrument signed by the party against whom any waiver or consent is sought (and, in the case of the Company, approved by the CEO), such waiver or consent shall be limited to the particular breach so waived or consented to and shall not be deemed to waive or consent to any other breach occurring prior or subsequent to the breach so waived or consented to.
13.Severability. If any provisions of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the extent permitted by law.
14.Survival. The provisions hereof which are to be performed or observed after the termination of this Agreement, and the representations, covenants and agreements of the parties contained herein with respect thereto shall survive the termination of this Agreement and be effective according to their terms.
15.Successors. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by and against the parties to this Agreement and the respective heirs, executors, and successors in interest; provided, however, that the duties of the Employee hereunder are personal in nature and may not be delegated without a written consent of the Company.
16.Assignment. This Agreement and the rights and benefits contained herein may not be assigned by either party hereto, except by the Company in connection with a merger, consolidation, share exchange, business combination or other reorganization of the Company or a sale of all or substantially all of the Company’s business or assets.
17.Certain Representations, Covenants and Acknowledgements.
(a)The Employee represents that Employee is not subject to any employment, confidentiality, or other agreement or restriction that would prevent Employee from fully satisfying his duties under this Agreement or that would be violated if Employee did so.
(b)Without the Company’s prior written approval, the Employee agrees not to: (i) disclose proprietary information belonging to a former employer or other entity without its written permission; (ii) contact any former employer’s customers or employees to solicit their business or employment on behalf of the Company; or (iii) distribute announcements about or otherwise publicize his employment with the Company.
(c)The Employee acknowledges that Employee is free to seek advice from independent counsel with respect to this Agreement. The Employee is not relying on any representation or advice from the Company or any of its officers, directors, attorneys or other representatives regarding this Agreement, its content or effect.
18.Construction. The masculine pronoun, wherever used herein, shall be construed to include the feminine and the neuter, where appropriate. The singular form, wherever used herein, shall be construed to include the plural, where appropriate.
19.Drafting. The parties represent and acknowledge that they both have participated in the preparation and drafting of this Agreement and have each given their approval to all of the language contained in this

Agreement, and it is expressly agreed and acknowledged that if either party later claims that there is an ambiguity in the language of this Agreement, there shall be no presumption that such ambiguity be construed for or against either party hereto.
20.Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date indicated above.

BIOMARIN PHARMACEUTICAL INC.
By:    /s/ Jean-Jacques Bienaimé
Name: Jean-Jacques Bienaimé
Its: Chief Executive Officer

EMPLOYEE
By:    /s/ Robert A. Baffi, Ph.D.
Robert A. Baffi, Ph.D.